Exhibit 99.1

Winchester Bancorp, Inc.

Announces Results for the Quarter Ended March 31, 2026

Investor Contact

John A. Carroll

President and Chief Executive Officer

IR@WinchesterSavings.com

(781) 729-2130

WINCHESTER, MA, April 29, 2026 - Winchester Bancorp, Inc. (NASDAQ-WSBK) (the "Company"), the holding company for Winchester Savings Bank (the "Bank"), today announced its third quarter 2026 financial results. The Company reported net income of $1.1 million or $0.13 per common share compared to net income of $305,000 for the quarter ended March 31, 2025, an increase of $840,000, or 275.4%, in net income. For the nine months ended March 31, 2026, the Company reported net income of $3.2 million, or $0.36 per common share, as compared to net income of $46,000 for the nine months ended March 31, 2025, an increase of $3.1 million in net income.

“We are extremely pleased with third quarter results, driven by strong loan and deposit growth and continued margin expansion. Loan growth of $40.4 million outpaced deposit growth of $37.4 million as management strategically prioritized growing the loan portfolio in advance of significant payoffs anticipated in the fourth quarter. Our newly established municipal channel continues to generate value and has enabled us to restructure wholesale funding more effectively. Year-over-year, net interest margin expanded by 52 basis points, while return on average assets improved to 0.44%, up from 0.14% in the third quarter of 2025. Net income was $0.13 per common share for the quarter, and the efficiency ratio improved meaningfully to 72.7%, compared to 92.5% in the third quarter of 2025. As we enter the final quarter of our fiscal year, we are pleased to announce the expansion of our branch network with a new location in Wakefield, MA. We remain steadfast in our commitment to delivering shareholder value and are optimistic about the trajectory of our strategic plan as we start our second year as a publicly traded company.” said John A. Carroll, President and Chief Executive Officer.

BALANCE SHEET

Total assets were $1.06 billion at March 31, 2026, representing an increase of $107.7 million, or 11.3%, from June 30, 2025.

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Cash and cash equivalents were $54.0 million, reflecting a decrease of $1.3 million from June 30, 2025.
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Net loans were $840.5 million, representing an increase of $89.3 million or 11.9%, from June 30, 2025, as we continue to experience strong loan demand. The main driver of the new growth was in our multifamily and residential portfolios which increased $49.6 million, or 29.8%, and $31.7 million or 8.9%, respectively, since June 30, 2025.
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Investment securities totaled $124.0 million, representing an increase of $19.5 million, or 34.1%, from June 30, 2025.
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Deposits totaled $783.7 million, representing an increase of $104.5 million, or 15.4% since June 30, 2025. The increase in deposits was a result of growth of $105.3 million in municipal customer deposits. As a result of the increase in municipal deposits, money market accounts increased $108.7 million. Savings accounts and certificates of deposit have decreased $4.8 million and $4.2 million, respectively, while demand deposit accounts have increased $4.8 million.
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FHLB borrowings totaled $146.9 million, representing a decrease of $117,000 or 0.1% from $147.0 million at June 30, 2025.
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Stockholders’ equity was $119.1 million, representing an increase of $3.8 million from $115.4 million, or 3.3% from June 30, 2025. The increase was driven by net income of $3.2 million for the nine months ended March 31, 2026 and a decrease in accumulated other comprehensive loss of $457,000.

Exhibit 99.1

NET INTEREST INCOME

Net interest income was $6.3 million for the quarter ended March 31, 2026, compared to $4.4 million for the quarter ended March 31, 2025, representing an increase of $1.9 million, or 44.0%. Net interest margin expanded by 52 basis points to 2.54% for the quarter ended March 31, 2026 compared to 2.02% for the quarter ended March 31, 2025.

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The increase in interest income during the quarter ended March 31, 2026 was primarily attributable to the increase in the average balance of loans and investment securities.
•
The decrease in interest expense during the quarter was attributable to the decrease in average rates on interest bearing deposit accounts and a decrease in average borrowings as well as lower borrowing rates.

NON-INTEREST INCOME

Non-interest income was $367,000 for the quarter ended March 31, 2026 compared to $299,000 for the quarter ended March 31, 2025.

NON-INTEREST EXPENSE

Non-interest expense was $4.8 million for the quarter ended March 31, 2026, representing an increase of $524,000 or 12.1% from the quarter ended March 31, 2025 due to a higher reserve for off balance sheet commitments and an increase in data processing and salaries and employee benefits expense.

ASSET QUALITY

Asset quality remains strong. The allowance for credit losses on loans in total and as a percentage of total gross loans as of March 31, 2026 was $4.5 million and 0.54%, compared to $4.1 million and 0.55%, as of June 30, 2025, and $3.6 million and 0.49% as of March 31, 2025.

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During the quarter ended March 31, 2026, the Company recorded $12,000 of net charge offs compared to net charge offs of $50,000 for the quarter ended March 31, 2025.
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Non-performing assets totaled $1.7 million, or 0.16% of total assets, as of March 31, 2026, decrease from $1.9 million, or 0.20% of total assets, as of March 31, 2025.

ABOUT WINCHESTER BANCORP, INC.

Winchester Bancorp, Inc. is the mid-tier holding company of Winchester Savings Bank and is the majority owned subsidiary of Winchester Bancorp, MHC. Winchester Savings Bank's mission is to operate and grow a profitable community-oriented financial institution that is dedicated to meeting the banking needs of individuals and small businesses in the communities in which it operates.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which can be identified by the use of words such as "estimate," "project," "believe," "intend," "anticipate," "assume," "plan," "seek," "expect," "will," "may," "should," "indicate," "would," "contemplate," "continue," "target" and words of similar meaning. These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, demand for loan products, deposit flows, changes in the interest rate environment, the effects of inflation, general economic conditions (including potential recessionary conditions) or conditions within the securities markets, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve Board; changes in the quality, size and composition of our loan and securities portfolios, changes in liquidity, including the size and composition of our deposit portfolio, and the percentage of uninsured deposits in the portfolio; changes in asset quality, prepayment speeds, charge-offs and/or credit loss provisions, our ability to access cost-effective funding; the effects of continued U.S. Government shutdown; changes in demand for our

Exhibit 99.1

products and services; legislative, accounting, tax and regulatory changes; the imposition of tariffs or other domestic or international governmental policies; the current or anticipated impact of military conflict, terrorism or other geopolitical events; a failure in or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company's financial condition and results of operations and the business in which the Company and the Bank are engaged, the failure to maintain current technologies and the failure to retain or attract employees.

You should not place undue reliance on forward-looking statements. Winchester Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Exhibit 99.1

Winchester Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets (unaudited)

(Dollars in thousands, except share and per share data)

	March 31,	June 30,
	2026	2025
Assets
Cash and due from banks	$1,532	$7,513
Interest-bearing deposits	52,420	47,731
Total cash and cash equivalents	53,952	55,244
Securities available for sale, at fair value	65,204	47,299
Securities held to maturity, at amortized cost	58,784	57,211
Federal Home Loan Bank stock, at cost	6,208	6,278
Loans, net of allowance for credit losses of $4,537 at March 31, 2026 and $4,151 at June 30, 2025	840,544	751,220
Bank owned life insurance	11,280	10,925
Premises and equipment, net	5,714	6,418
Accrued interest receivable	3,620	3,327
Net deferred tax asset	1,081	1,212
Other assets	10,717	10,244
	$1,057,104	$949,378
Liabilities and stockholders' equity
Non-interest-bearing deposits	$63,445	$55,696
Interest-bearing deposits	720,253	623,486
Federal Home Loan Bank advances	146,883	147,000
Mortgagors’ escrow accounts	1,915	1,756
Accrued expenses and other liabilities	5,464	6,088
Total liabilities	937,960	834,026
Commitments and contingencies
Preferred stock, $.01 par value, 5,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized, 9,295,376 issued and outstanding as of March 31, 2026 and June 30, 2025	93	93
Additional paid-in capital	39,574	39,571
Unearned compensation (ESOP)	(3,195)	(3,346)
Retained earnings	83,901	80,720
Accumulated other comprehensive loss	(1,229)	(1,686)
Total stockholders' equity	119,144	115,352
Total liabilities and stockholders' equity	$1,057,104	$949,378

Exhibit 99.1

Winchester Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

(Dollars in thousands, except share and per share data)

	Three months ended		Nine months ended
	March 31,		March 31,
	2026	2025	2026	2025
	(In thousands, except share data)
Interest and dividend income:
Interest and fees on loans	$10,861	$9,479	$31,965	$27,739
Interest and dividends on securities	1,183	744	3,463	2,266
Interest on federal funds sold and other interest-bearing deposits	472	390	1,439	1,347
Total interest and dividend income	12,516	10,613	36,867	31,352
Interest expense:
Interest on deposits	4,903	4,681	14,449	14,633
Interest on Federal Home Loan Bank advances	1,316	1,559	4,316	4,547
Total interest expense	6,219	6,240	18,765	19,180
Net interest income	6,297	4,373	18,102	12,172
Provision (benefit) for credit losses	325	(21)	393	1,379
Net interest income, after provision (benefit) for credit losses	5,972	4,394	17,709	10,793
Non-interest income:
Customer service fees	185	167	567	535
Income on bank owned life insurance	117	115	355	351
Loss on available for sale securities, net	—	—	(317)	—
Gain (loss) on marketable equity securities, net	—	(71)	—	152
Gain on sale of loans	—	—	8	—
Miscellaneous	65	88	187	150
Total non-interest income	367	299	800	1,188
Non-interest expense:
Salaries and employee benefits	2,659	2,531	8,049	6,967
Occupancy and equipment, net	464	409	1,373	1,199
Data processing	477	356	1,267	1,008
Deposit insurance	165	210	535	638
Marketing and advertising	216	120	544	312
Net periodic pension and post retirement benefit, less service costs	—	—	(73)	(723)
Other general and administrative	864	695	2,652	2,624
Total non-interest expense	4,845	4,321	14,347	12,025
Income (loss) before income taxes	1,494	372	4,162	(44)
Provision (benefit) for income taxes	349	67	981	(90)
Net income	$1,145	$305	$3,181	$46
Share Data:
Average common shares outstanding, basic and diluted	8,973,154	N/A	8,968,996	N/A
Basic and diluted net income per share	$0.13	N/A	$0.36	N/A

Exhibit 99.1

Winchester Bancorp, Inc. and Subsidiaries

Average Balances and Yields (unaudited)

	For the Three Months Ended
	March 31, 2026			March 31, 2025
	Average Outstanding Balance	Interest	Average Yield/Rate (1)	Average Outstanding Balance	Interest	Average Yield/Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans	$817,314	$10,861	5.32%	$735,256	$9,479	5.16%
Securities	122,706	1,183	3.86%	86,597	744	3.44%
Federal funds sold and other interest-bearing deposits	50,683	472	3.73%	42,373	390	3.68%
Total interest-earning assets	990,703	12,516	5.05%	864,226	10,613	4.91%
Non-interest-earning assets	43,553			40,668
Allowance for credit losses on loans	(4,410)			(3,673)
Total assets	$1,029,846			$901,221
Interest-bearing liabilities:
NOW and demand deposits	$56,575	9	0.06%	$54,291	4	0.03%
Savings accounts	153,877	779	2.02%	163,830	910	2.22%
Money market accounts	206,463	1,593	3.09%	108,775	845	3.11%
Certificates of deposit	282,681	2,522	3.57%	285,692	2,922	4.09%
Total interest-bearing deposits	699,596	4,903	2.80%	612,588	4,681	3.06%
Borrowings	132,152	1,316	3.98%	144,429	1,559	4.32%
Total interest-bearing liabilities	831,748	6,219	2.99%	757,017	6,240	3.30%
Other non-interest-bearing liabilities	78,897			63,356
Total liabilities	910,645			820,373
Stockholders' equity	119,201			80,848
Total liabilities and stockholders' equity	$1,029,846			$901,221
Net interest income		$6,297			$4,373
Net interest rate spread (2)			2.06%			1.61%
Net interest-earning assets (3)	$158,955			$107,209
Net interest margin (4)			2.54%			2.02%
Average interest-earning assets to average interest-bearing liabilities	119.11%			114.16%

(1) Annualized.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

Exhibit 99.1

Winchester Bancorp, Inc. and Subsidiaries

Selected Financial Highlights (unaudited)

(Dollars in thousands, except share and per share data)

	For the Three Months Ended
	March 31,
	2026	2025

Earnings Data
Net interest income	$6,297	$4,373
Non-interest income	367	299
Total net interest income and non-interest income	6,664	4,672
Provision (benefit) for credit losses	325	(21)
Non-interest expense	4,845	4,321
Pre-tax income	1,494	372
Net income	1,145	305

Per share Data
Basic and diluted earnings per share	$0.13	N/A
Book value per share	$13.00	N/A

Earnings
Return on average assets (1)	0.44%	0.14%
Return on average stockholders' equity (1)	3.84%	1.51%
Net interest margin (1)	2.54%	2.02%
Cost of deposits (1)	2.80%	3.06%
Efficiency ratio	72.70%	92.51%

Balance Sheet
Total assets	$1,057,104	$923,092
Loans, net	$840,544	$727,728
Total stockholders' equity	$119,144	$80,914

Asset quality
Allowance for credit losses (ACL)	$4,537	$3,600
ACL/Total loans	0.54%	0.49%
ACL/Total nonperforming loans (NPLs)	272.17%	191.77%
Net charge-offs/average total loans	(0.00)%	(0.01)%
Capital Ratios
Stockholders' equity/total assets	11.27%	8.77%

(1) Annualized.